Independent Auditors' Consent

The Board of Directors
TriMas Corporation:

The audit referred to in our report dated March 16, 2004 included the related financial statement schedule as of December 31, 2003 and for the year then ended, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

KPMG LLP
Detroit, Michigan
May 17, 2004